UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2006

Exact name of registrant as specified in its charter
Commission	and principal office address and	State of	I.R.S. Employer
File Number	telephone number	Incorporation	I.D. Number
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., provides regulated natural gas utility service in Virginia, Maryland and the District of Columbia. In the Maryland jurisdiction, the Company has been undergoing a routine review of its gas costs that were billed to customers in Maryland from September 2003 through August 2004. Each year, the Public Service Commission of MD (PSC of MD) reviews the annual gas costs collected from customers to determine if the Company’s purchased gas costs are not justified because: (1) the Company failed to show that the charges were based solely on increased costs of purchased gas; (2) the Company failed to follow competitive practices in purchasing natural gas; or (3) the Company failed to show that its practices in procuring and purchasing natural gas were reasonable.
On March 14, 2006, a Hearing Examiner of the PSC of MD issued a proposed order approving purchased gas charges of Washington Gas for the twelve-month period ending August 2004 except for $4.6 million of such charges that the Hearing Examiner recommends be disallowed because they were not reasonably and prudently incurred. Washington Gas believes that the recommended disallowance by the Hearing Examiner is without merit. The proposed order will become a final order of the PSC of MD on April 14, 2006 unless before that date an appeal is filed with the PSC of MD by any party to the proceeding. The Company plans to file an appeal to the PSC of MD prior to April 14, 2006. The Company is not in a position at this time to determine an outcome of this matter. However, if the Hearing Examiner’s report is ultimately approved by the PSC of MD, Washington Gas would be required to record any such disallowance as incremental cost of gas expense in its statement of income.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date: March 24, 2006	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)